                                                                  Exhibit 10.46

                                                                 EXECUTION COPY












                   SERIES G PREFERRED STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                               BIRCH TELECOM, INC.

                                       AND

                               BTI VENTURES L.L.C.



                           DATED AS OF MARCH 26, 2001





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                                TABLE OF CONTENTS


                                                                                                               PAGE
1.        Agreement To Sell And Purchase...........................................................................1

          1.1      Authorization of Shares.........................................................................1
          1.2      Sale and Purchase...............................................................................1

2.        Closing, Delivery And Payment............................................................................1

          2.1      Closings........................................................................................1
          2.2      Delivery........................................................................................2

3.        Representations And Warranties Of The Company............................................................2

          3.1      Organization, Good Standing and Qualification...................................................2
          3.2      Subsidiaries....................................................................................2
          3.3      Capitalization; Voting Rights...................................................................3
          3.4      Authorization; Binding Obligations..............................................................4
          3.5      SEC Reports; Financial Statements...............................................................4
          3.6      Undisclosed Liabilities.........................................................................5
          3.7      Contracts; Action...............................................................................5
          3.8      Obligations to Related Parties..................................................................6
          3.9      Changes.........................................................................................6
          3.10     Title to Properties and Assets; Liens, etc......................................................7
          3.11     Patents and Trademarks..........................................................................7
          3.12     Compliance with Other Instruments...............................................................8
          3.13     Litigation......................................................................................8
          3.14     Tax Returns and Payments........................................................................9
          3.15     Employees......................................................................................10
          3.16     Registration Rights............................................................................10
          3.17     Compliance with Laws...........................................................................10
          3.18     Environmental and Safety Laws..................................................................11
          3.19     Offering Valid.................................................................................13
          3.20     Employee Benefit Plans.........................................................................13
          3.21     Insurance......................................................................................14
          3.22     Books and Records..............................................................................14
          3.23     Business Plan; Projections.....................................................................14
          3.24     Accounts Receivable and Bad Debts..............................................................14
          3.25     Licenses.......................................................................................14
          3.26     Network........................................................................................15
          3.27     Customers......................................................................................15
          3.28     No Broker......................................................................................15
          3.29     Disclosure.....................................................................................15


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4.        Representations And Warranties Of Purchaser.............................................................15

          4.1      Requisite Power; Authorization; Binding Obligations............................................15
          4.2      Investment Representations.....................................................................16
          4.3      Transfer Restrictions..........................................................................17

5.        Covenants of the Company................................................................................17

          5.1      Ordinary Course of Business....................................................................17
          5.2      Basic Financial Information....................................................................17
          5.3      Access.........................................................................................18
          5.4      D&O Insurance..................................................................................18
          5.5      Independent Accountants........................................................................18
          5.6      Use of Proceeds................................................................................19
          5.7      Efforts........................................................................................19
          5.8      Notification of Certain Matters................................................................19
          5.9      New Certificate................................................................................19
          5.10     Existing Warrants..............................................................................19
          5.11     Additional Investments.........................................................................19

6.        Conditions To Closing...................................................................................20

          6.1      Conditions to Purchaser's Obligation to Purchase the Initial Shares............................20
          6.2      Conditions to Company's Obligations to Sell the Initial Shares.................................22
          6.3      Conditions to Purchaser's Obligation to Purchase the Subsequent Shares.........................22
          6.4      Conditions to Company's Obligations to Sell the Subsequent Shares..............................23

7.        Miscellaneous...........................................................................................23

          7.1      Governing Law; Jurisdiction; Waiver of Jury Trial..............................................23
          7.2      Survival.......................................................................................23
          7.3      Successors and Assigns; Assignment.............................................................24
          7.4      Entire Agreement; Supercedes Prior Agreement...................................................24
          7.5      Severability...................................................................................24
          7.6      Amendment and Waiver...........................................................................24
          7.7      Delays or Omissions............................................................................24
          7.8      Notices........................................................................................24
          7.9      Expenses; Indemnification......................................................................25
          7.10     Interpretation.................................................................................26
          7.11     Knowledge......................................................................................26
          7.12     Termination....................................................................................26
          7.13     Counterparts; Execution by Facsimile Signature.................................................26


                                       ii

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INDEX OF EXHIBITS

Exhibit A         Form of New Certificate

Exhibit B         Form of Amended and Restated Purchasers Rights Agreement

Exhibit C         Monitoring Agreement

Exhibit D         Form of Legal Opinion

                               BIRCH TELECOM, INC.

                   SERIES G PREFERRED STOCK PURCHASE AGREEMENT


          THIS SERIES G PREFERRED STOCK PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of March 26, 2001 by and among BIRCH TELECOM, INC., a Delaware corporation (the "COMPANY"), and BTI VENTURES L.L.C. , a Delaware limited liability company, together with such affiliates as it shall designate ("PURCHASER").

RECITALS

          WHEREAS, the Company has authorized the sale and issuance of an aggregate of up to 329,000,000 shares of its Series G Preferred Stock;

          WHEREAS, Purchaser desires to purchase up to an aggregate of 300,000,000 shares of Series G Preferred Stock from the Company on the terms and conditions set forth herein; and

          WHEREAS, the Company desires to issue and sell such shares of Series G Preferred Stock to Purchaser on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.   AGREEMENT TO SELL AND PURCHASE.

     1.1 AUTHORIZATION OF SHARES. On or prior to the First Closing (as defined below), the Company shall have authorized (i) the sale and issuance to Purchaser of an aggregate of 300,000,000 shares of Series G Preferred Stock (the "SHARES"), and (ii) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the "CONVERSION SHARES"). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Second Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A (the "NEW CERTIFICATE").

     1.2 SALE AND PURCHASE. Subject to the terms and conditions hereof, (a) at the First Closing, the Company hereby agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, 214,285,715 Shares (the "INITIAL SHARES") at a purchase price of $0.35 per Share for an aggregate purchase price of $75,000,000.25, and (b) at the Second Closing (as defined below), the Company hereby agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, 85,714,285 Shares (the "SUBSEQUENT SHARES") at a purchase price of $0.35 per Share for an aggregate purchase price of $29,999,999.75.

2.   CLOSING, DELIVERY AND PAYMENT.

     2.1 CLOSINGS. The closing of the sale and purchase of the Initial Shares under this Agreement (the "FIRST CLOSING") shall take place at 10:00 a.m. on the second business day after the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, at the offices of the Company, 2020 Baltimore Avenue, Kansas City, Missouri 64108, or at such other time or place as the Company and Purchaser may mutually agree (such date is hereinafter referred to as the "FIRST CLOSING DATE"). The closing of the sale and purchase of the Subsequent Shares under this Agreement (the "SECOND CLOSING" and together with the First Closing, the "CLOSINGS") shall take place at 10:00 a.m. on July 31, 2001 subject to the satisfaction or waiver of the conditions set forth in Sections 6.3 and 6.4, at the offices of the Company, 2020 Baltimore Avenue, Kansas City, Missouri 64108, or at such other time or place as the Company and Purchaser may mutually agree (such date is hereinafter referred to as the "SECOND CLOSING DATE" and together with the First Closing Date, the "CLOSING DATES").

     2.2 DELIVERY. Subject to the terms and conditions hereof, the Company will deliver to Purchaser all of the Initial Shares at the First Closing and all of the Subsequent Shares at the Second Closing, in each case by delivery of a certificate or certificates evidencing such Shares to be purchased at the respective Closing, free and clear of any mortgage, pledge, lien, lease, encumbrance or charge or other claim (collectively, an "ENCUMBRANCE"), and Purchaser will make payment to the Company of the respective purchase prices therefor by wire transfer of immediately available funds to an account designated by the Company.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          Except as set forth on a Schedule of Exceptions delivered by the Company at the First Closing, the Company hereby represents and warrants to Purchaser as of the date of this Agreement and each Closing Date as follows:

     3.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and its Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or formation and has all requisite power and authority to own and operate its respective properties and assets and to carry on its respective business as currently conducted and as currently proposed to be conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Amended and Restated Purchasers Rights Agreement in the form of Exhibit B attached hereto (the "PURCHASERS RIGHTS AGREEMENT," and together with any other agreement entered into in connection with this transaction, the "RELATED AGREEMENTS"), to issue and sell the Shares and to carry out the provisions of this Agreement and the Related Agreements. Each of the Company and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation or other entity in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the assets, liabilities, business, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole (a "MATERIAL ADVERSE EFFECT"). Schedule 3.1 lists all the jurisdictions in which the Company is qualified as a foreign corporation and the dates of such qualifications.

     3.2 SUBSIDIARIES. The Company does not own voting securities or other similar interests of any corporation or other entity that is sufficient to enable the Company to elect a majority of the members of such corporation's or other entity's Board of Directors or other governing body, except for those corporations or other entities set forth in the SEC Reports (as defined below) or Schedule 3.2 (each a "SUBSIDIARY" and collectively, the "SUBSIDIARIES"). All the outstanding shares of capital stock or other equity interests of the Subsidiaries have been validly issued and are fully paid and non-assessable and all such outstanding shares are owned directly by the Company free of any Encumbrance. Except as set forth in the SEC Reports or Schedule 3.2, neither the Company nor any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement.

     3.3  CAPITALIZATION; VOTING RIGHTS.

          (a) As of the date hereof, the authorized capital stock of the Company consists of 208,403,275 shares, of which 150,000,000 are shares of Common Stock, par value $0.001 per share, 8,590,855 shares of which are issued and outstanding and 12,673,992 shares of which are reserved for future issuance to employees pursuant to the Stock Option Plans (as hereinafter defined) and 58,403,275 are shares of Preferred Stock, par value $0.001 per share; 8,750,000 of which are designated Series B Preferred Stock, 8,572,039 of which are issued and outstanding; 8,500,000 shares of which are designated Series C Preferred Stock, 6,270,527 of which are issued and outstanding; 3,00,000 of which are designated Series D Preferred Stock, of which 2,868,538 are issued and outstanding; 1,904,898 of which are designated Series E Preferred Stock, none of which are issued and outstanding; and 30,000,000 of which are designated Series F Preferred Stock, 23,596,492 of which are issued and outstanding. All issued and outstanding shares of the Company's capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Preferred Stock are as stated in the Company's Restated Certificate of Incorporation, as amended, in effect on the date hereof (the "CURRENT CERTIFICATE").

          (b) The Company has delivered to Purchaser a copy of the Company's 1998 Stock Option Plan (the "1998 PLAN") and 2000 Equity Participation Plan (the "2000 PLAN" and, together with the 1998 Plan, the "STOCK OPTION PLANS").
Schedule 3.3 sets forth a true and complete summary of all options issued under each Stock Option Plan, including the holder, issue date, exercise price, vesting status and expiration date of such option. Other than the 12,673,992 shares reserved for issuance under the Stock Option Plans, the options issued pursuant to the Stock Option Plans as set forth on Schedule 3.3 and 115,000 outstanding warrants (the "EXISTING WARRANTS") to purchase 2,530,473 shares of Common Stock pursuant to the Warrant Agreement, dated as of June 23, 1998, between the Company and Norwest Bank Minnesota, National Association, as Warrant Agent, and except as may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any Subsidiary of any of their securities. Except as described in this Agreement or set forth in Schedule 3.3, (x) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any voting or equity securities or interests of any subsidiary of the Company, (y) there is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock or other voting securities of the Company or any of its Subsidiaries and (z) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

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          (c)  On each Closing Date, the Company's authorized capital stock will be as set forth in the New Certificate, and the rights, preferences, privileges and restrictions of the Preferred Stock will be as stated in the New
Certificate. When issued in accordance with the provisions of this Agreement and the New Certificate, the Shares and the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of any Encumbrances and will have the rights, preferences, privileges and restrictions set forth in the New Certificate; PROVIDED, HOWEVER, that such shares may be subject to restrictions on transfer under the Purchasers Rights Agreement or under state or federal securities laws or as otherwise required by such laws at the time a transfer is proposed.

          (d) Schedule 3.3 sets forth as of the date hereof the name of each person or entity owning any of the Company's outstanding equity securities and the number and class of equity security owned by each such person or entity.

     3.4 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and shareholders (including but not limited to obtaining the approvals of (i) the disinterested directors of the Board of Directors, (ii) 75% of the holders of Series B Preferred Stock and Series D Preferred Stock, voting together as a class, (iii) holders of a majority of the Common Stock, voting as a separate class, (iv) holders of a majority of each series of Preferred Stock, each series voting as a separate class, (v) holders of a majority of all the Company's outstanding Preferred Stock, voting together as a class, and (vi) holders of at least two-thirds of the Company's outstanding capital stock, voting together as a class) necessary for the authorization, execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance of all obligations of the Company hereunder and thereunder (including but not limited to the filing of the New Certificate with the Secretary of State of the State of Delaware, the authorization, sale, issuance and delivery of the Shares, and the authorization, reservation, issuance and delivery of the Conversion Shares) has been or will be taken prior to the First Closing. This Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable against it in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (b) general principles of equity that restrict the availability of equitable remedies; and (c) to the extent that the enforceability of the indemnification provisions in Section 2.5 of the Purchasers Rights Agreement may be limited by applicable laws. The sale of the Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived.

     3.5  SEC REPORTS; FINANCIAL STATEMENTS.

          (a) The Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC REPORTS") required to be filed by the Company with the SEC since September 1, 1998. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations promulgated thereunder and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The Company has delivered to Purchaser an unaudited consolidated balance sheet (the "STATEMENT DATE BALANCE SHEET") of the Company and its Subsidiaries as at December 31, 2000 (the "STATEMENT DATE") and unaudited consolidated statement of income and cash flows of the Company and its Subsidiaries for the twelve-months ending on the Statement Date (the "STATEMENT DATE INCOME STATEMENT" and "STATEMENT DATE CASH FLOW STATEMENT" respectively, and collectively with the Statement Date Balance Sheet and all audited and unaudited financial statements included in the SEC Reports, the "FINANCIAL STATEMENTS"). Except as set forth on Schedule 3.5(b), the Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the consolidated financial position of the Company and its Subsidiaries as of the respective dates presented therein and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the respective periods presented therein; PROVIDED, HOWEVER, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not individually or in the aggregate expected to be material).

     3.6 UNDISCLOSED LIABILITIES. Except as and to the extent set forth on the Statement Date Balance Sheet of the Company and its Subsidiaries at the Statement Date, neither the Company nor any Subsidiaries has any liabilities that are material (individually or in the aggregate), except current liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Statement Date.

     3.7  CONTRACTS; ACTION.

          (a) Except (i) as set forth on Schedule 3.7(a), (ii) as described in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "1999 FORM 10-K"), and (iii) for agreements between the Company or any Subsidiary and its employees with respect to the sale of Common Stock, there are no agreements, contracts, understandings or proposed transactions between the Company or any Subsidiary and any of its officers, directors, affiliates or any affiliate thereof.

          (b) Attached hereto as Schedule 3.7(b) is a list of (i) all "material contracts" with the meaning of Item 601 of Regulation S-K of the SEC, and (ii) all contracts restricting the Company or any of its Subsidiaries from engaging in any line of business or competing with any person or entity or in any geographical area, or from using or disclosing any information in its possession (other than routine vendor and customer confidentiality agreements and confidentiality agreements with potential acquisition targets) (collectively referring to the items in clauses (i) and (ii), the "CONTRACTS").

          (c) Except as set forth in Schedule 3.7(c), neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge is any other party to any Contract, in material default under, or in material breach or material violation of, any Contract and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a material default by the Company under any Contract. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts

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is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness of the Company or any of its Subsidiaries to accelerate or which does accelerate the maturity of any indebtedness for borrowed money of the Company or any of the Subsidiaries.

          (d) Since July 13, 1999, except as set forth on Schedule 3.7(d), neither the Company nor any Subsidiary has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities, individually, in excess of $1,000,000, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

          (e) For the purposes of subsection (d) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company or any Subsidiary has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

     3.8 OBLIGATIONS TO RELATED PARTIES. There are no obligations of the Company or any Subsidiary to their respective officers, directors, shareholders, or employees other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or Subsidiary and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Stock Option Plans). Except as set forth on Schedule 3.8, neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     3.9 CHANGES Since the Statement Date and except as set forth on Schedule 3.9, there has not been:

          (a) any change in the assets, liabilities, financial condition or operations of the Company and its Subsidiaries from that reflected in the Statement Date Balance Sheet and Statement Date Income Statement, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect;

          (b) any resignation or termination of any key officers of the Company and its Subsidiaries; and the Company does not know of the impending resignation or termination of employment of any such key officer;

          (c) any material damage, destruction or loss, whether or not covered by insurance;

          (d) any waiver by the Company or any Subsidiary of a valuable right or of a material debt owed to it;

          (e) any direct or indirect loans made by the Company or any Subsidiary to any shareholder, employee, officer or director of the Company or any Subsidiary, other than travel advances and salary advances (which salary advances do not exceed $25,000 in the aggregate) made in the ordinary course of business consistent with past practice;

          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder (other than compensation increases in the ordinary course of business consistent with past practice);

          (g) any declaration or payment of any dividend or other distribution of the assets of the Company or any Subsidiary;

          (h)  to the Company's knowledge, any labor organization activity;

          (i) any debt, obligation or liability incurred, assumed or guaranteed by the Company or any Subsidiary, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business and consistent with past practice;

          (j) any sale, assignment or transfer of any material patents, trademarks, copyrights, trade secrets or other intangible assets;

          (k) any change in any Contract which could reasonably be expected to have a Material Adverse Effect;

          (l) any action taken by the Company or any Subsidiary that requires Purchaser's consent under Section 8.3 of the Amended and Restated Purchasers Rights Agreement, dated as of April 13, 2000, among the Company and certain stockholders of the Company (the "EXISTING PURCHASERS RIGHTS AGREEMENT") or
Section 3(b)(iii) of Article Fourth of the Current Certificate; or

          (m) any other event or condition of any character that, either individually or cumulatively, has had, or could reasonably be expected to have, a Material Adverse Effect.

     3.10 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company and each of its Subsidiaries has good and marketable title to its respective properties and assets, including the properties and assets reflected in the Statement Date Balance Sheet, and good title to its respective leasehold estates, in each case subject to no Encumbrance. The Company and each of its Subsidiaries is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

     3.11 PATENTS AND TRADEMARKS. Except as set forth in Schedule 3.11, the Company and each of its Subsidiaries owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for their respective businesses as now conducted and as currently proposed to be conducted, without any known infringement of the rights of others. Neither the Company nor any of its Subsidiaries has received any communications alleging that it has violated or, by conducting its business as currently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets, licenses, information or other proprietary rights and processes of any other person or entity. Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or any of its Subsidiaries or that would conflict with the Company's or any of its Subsidiaries' business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's or any of its Subsidiaries' business by the employees of the Company or its Subsidiaries, nor the conduct of the Company's or any of its Subsidiaries' business as currently proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Neither the Company nor any of its Subsidiaries believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company or any of its Subsidiaries, except for inventions, trade secrets or proprietary information that have been assigned to the Company or any of its Subsidiaries.

     3.12 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the Company nor any of its Subsidiaries is in violation or default of (i) the Current Certificate or Bylaws, (ii) any Contract or (iii) any judgment, decree, order, writ, or any statute, rule or regulation, including, without limitation, requirements of the Federal Communications Commission (the "FCC") or any state regulatory agency applicable to the Company or any Subsidiary, except for such violations or defaults in respect of clauses (ii) or (iii) which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The execution, delivery, and performance of this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, result in any violation, or be in conflict with or constitute a default under (i) the Current Certificate (or when filed, the New Certificate) or Bylaws, (ii) any Contract or
(iii) any judgment, decree, order, writ or any statute, rule or regulation including, without limitation, requirements of the FCC or any state regulatory agency applicable to the Company or any Subsidiary. The execution, delivery and performance of this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto, will not result in the creation of any Encumbrance upon any of the properties or assets of the Company and its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit or license (including but not limited to any License (as defined below)), authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

     3.13 LITIGATION. Except as set forth on Schedule 3.13, there is no action, suit, proceeding or investigation pending or to the Company's knowledge currently threatened against the Company or any Subsidiary. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's or any Subsidiary's employees, their use in connection with the Company's or any Subsidiary's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government authority. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or which the Company or any Subsidiary intends to initiate.

     3.14 TAX RETURNS AND PAYMENTS.

          (a) Except as set forth on Schedule 3.14(a), each of the Company and its Subsidiaries has accurately prepared and filed on time with all appropriate governmental authorities all material Tax (as defined below) returns and other material documents that it has been required to file in respect of any Taxes for all fiscal periods ending on or prior to the First Closing Date and all such returns or other material documents are correct and complete in all material respects and do not contain a disclosure statement under Section 6662 of the Internal Revenue Code of 1986, as amended (the "CODE").

          (b) Each of the Company and its Subsidiaries has paid in full all material Taxes due on or before the date hereof and, in the case of such Taxes accruing on or before such date that are not due on or before such date, the Company has made adequate provision in its books and records and Financial Statements to the extent currently required by GAAP.

          (c) Each of the Company and its Subsidiaries has withheld from each payment made to any of its present or former employees, officers, directors and managers all amounts required by law to be withheld or remitted. Each of the Company and its Subsidiaries has remitted all social security contributions and other Taxes payable by it in respect of its employees. Each of the Company and its Subsidiaries has charged, collected and remitted all material Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Company or any of its Subsidiaries.

          (d) At least two business days before the First Closing, the Company shall deliver to Purchaser or to its accountants schedules, and if requested, copies, of all reassessments of Taxes of the Company or any of its Subsidiaries that have been issued and are outstanding. No governmental authority has challenged, disputed or questioned the Company or any of its Subsidiaries in writing in respect of any Taxes or of any Tax returns, filings or other reports filed under any statute providing for such Taxes.

          (e) Except as set forth in Schedule 3.14(e), neither the Company nor any of its Subsidiaries has (i) granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, or
(ii) requested any extension of time within which to file any federal income Tax Return or any state income or franchise Tax Return, which Tax Return has not been filed as of the date hereof.

          (f) Except as set forth in Schedule 3.14(f), neither the Company nor any of its Subsidiaries (i) is a party to or bound by (nor will it become a party to or become bound by) any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement (or administrative or accounting practice having substantially the same effect); (ii) has filed a consent under Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income tax law) or agreed to have Section 341(f) of the Code (or any corresponding provision of state, local or foreign tax law) apply to any disposition of any asset owned by it; (iii) has agreed to make or is required to make any material adjustment under Section 481(a) of the Code; (iv) has been a member of an affiliate group of corporations, within the meaning of Section 1504 of the Code (other than the affiliated group of which the Company is the common parent corporation); (v) owns material assets that directly or indirectly secure debt the interest on which is tax-exempt under Section 103(a) of the Code; (vi) is obligated under any agreements in connection with industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes would be affected by the transactions contemplated hereunder, or (vii) owns any property of a character, the indirect transfer of which pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

          (g) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and, to the Company's knowledge, no foreign person directly or indirectly holds (within the meaning of Section 897(c)(3) of the Code), more than 5% of the voting stock of the Company.

          (h) Except as set forth on Schedule 3.14(h), neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its Subsidiaries, in the payment of any material "excess parachute payments" within the meaning of Section 280G of the Code.

          (i) For purposes of this Agreement, the term "TAX" or "TAXES" shall mean all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax, including, without limitation, any interest, fines and penalties imposed by any governmental authority.

     3.15 EMPLOYEES. Neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the knowledge of the Company or any of its Subsidiaries, threatened with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of key employees.

     3.16 REGISTRATION RIGHTS. Except as required pursuant to the Existing Purchasers Rights Agreement or as set forth in Schedule 3.16, neither the Company nor any of its Subsidiaries is currently under any obligation, and has not granted any rights, to register any of the Company's or any Subsidiary's currently outstanding securities or any of its securities that may hereafter be issued under the Securities Act or state securities laws.

     3.17 COMPLIANCE WITH LAWS.

          (a) Neither the Company nor any of its Subsidiaries has been, or currently is, in violation, in any material respect, of any material statute, rule, regulation, order or restriction of any domestic or foreign government authority thereof in respect of the conduct of its business or the ownership of its properties. Except as set forth on Schedule 3.17(a), the Company is in compliance, in all material respects, with all applicable material FCC and state regulatory agency tariffing requirements, reporting requirements, universal service and telecommunications relay service funding obligations and other telecommunications regulations. Except as set forth on Schedule 3.17(a), no governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares.

          (b) Except as set forth on Schedule 3.17(b), there are no proceedings or investigations pending or threatened, before the FCC or any state regulatory agency directed specifically at the Company or, in the case of matters of general applicability to the telecommunications industry, in which the Company is identified for possible disparate treatment or whose outcome may have a disparate impact on the Company in which any of the following matters are being considered which are reasonably likely to have a Material Adverse Effect, nor has the Company or any of its Subsidiaries received written notice or inquiry from the FCC or any state regulatory agency, indicating that any of such matters should be considered or may become the object of consideration or investigation specifically regarding the Company which are reasonably likely to have a Material Adverse Effect, or, in the case of matters of general applicability to the telecommunications industry, in which the Company is identified for possible disparate treatment or whose outcome may have a disparate impact on the Company or which otherwise involves: (a) increases or reductions in access charges, universal service contributions or the like; (b) traffic routing restrictions or restrictions on use of facilities; (c) reduction or restriction of rates charged to customers; (d) reduction of earnings; (e) refunds or other forfeitures of amounts previously charged to customers; (f) use of NXX codes; or (g) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by the FCC or any state regulatory agency.

          (c) Except as set forth on Schedule 3.17(c), neither the Company nor any of its Subsidiaries has any outstanding commitments made in the context of a matter or proceeding related specifically to the Company or, in the case of matters of general applicability to the telecommunications industry, in which the Company is identified for possible disparate treatment or whose outcome may have a disparate impact on the Company (and no such obligations have been imposed upon the Company and remain outstanding), regarding: (a) increases or reductions in access charges, universal service contributions or the like; (b) traffic routing restrictions or restrictions on use of facilities; (c) reduction or restriction of rates charged to customers; (d) reduction of earnings; (e) refunds or other forfeitures of amounts previously charged to customers; (f) use of NXX codes; or (g) expenses, infrastructure expenditures, service quality or other regulatory requirements, to or by the FCC or any state regulatory agency, in each case which are reasonably likely to have a Material Adverse Effect.

     3.18 ENVIRONMENTAL AND SAFETY LAWS.

          (a) All material licenses or permits which are required under Environmental Laws (as defined below) (each an "ENVIRONMENTAL PERMIT") for the conduct of the business of the Company or any Subsidiary or the operation of any property owned, leased or occupied by the Company or any of its Subsidiaries which are required to be obtained or applied for by the Company or any of its Subsidiaries have been so obtained or applied for.

          (b) Neither the Company nor any Subsidiary has failed to comply in any material respect with any Environmental Laws or any Environmental Permit and neither the Company nor any Subsidiary has been notified by any governmental authority of any such non-compliance and, to the Company's knowledge, no Environmental Permit will be modified, suspended, canceled or revoked or cannot be renewed in the ordinary course of business.

          (c) To the Company's knowledge, no Hazardous Substance (as defined below) is currently or has been in the past generated, stored, handled, treated, transported to or from or disposed of on any property currently or formerly owned by the Company or any of its Subsidiaries, or operated or leased by the Company or any of its Subsidiaries. To the Company's knowledge, neither the Company nor any Subsidiary has generated, disposed of, transported or arranged for the transportation (directly or indirectly) of any Hazardous Substances to any location that is listed or, to the knowledge of the Company, proposed for listing on the National Properties List or the CERCLA Information System under CERCLA, or under any similar state, local or foreign list, or where there has been a Release (as defined below) or suspected Release of a Hazardous Substance. Neither the Company nor any Subsidiary has generated or disposed of any Hazardous Substance in a manner which could reasonably be expected to give rise to a material liability under any Environmental Law.

          (d) Neither the Company nor any Subsidiary has received any written notice from any person or entity advising it that it is responsible for or potentially responsible for cleanup or remediation of any Hazardous Substances. No capital expenditure is planned or required in respect of the assets of the Company or any of its Subsidiaries pursuant to or to comply with any Environmental Law, nor has the Company or any of its Subsidiaries received any written notice of any such requirement.

          (e) There is no claim pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or pending or, to the knowledge of the Company, threatened against any other person or entity whose liability for any environmental claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law under any Environmental Law. To the Company's knowledge, no real property currently or formerly owned by the Company or any of its Subsidiaries, or operated or leased by the Company or any of its Subsidiaries (during the period of such operation or lease) has been impacted by any Release or threatened Release of any Hazardous Substance.

          (f) Each of the Company and its Subsidiaries has delivered or otherwise made available for inspection to the Purchaser true, accurate and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its Subsidiaries pertaining to Hazardous Substances in, on, beneath or adjacent to any property or regarding compliance by the Company or any of its Subsidiaries with applicable Environmental Laws.

          (g) To the Company's knowledge, there are no underground or above-ground storage tanks (whether or not currently in use) located on or under any real property currently owned, leased or operated by the Company or any of its Subsidiaries.

          (h) For purposes of this Agreement, the term (i) "ENVIRONMENTAL LAWS" shall mean all federal, foreign, state, local or municipal environmental, health or safety-related laws, regulations, by-laws, rules, ordinances, judicial or administrative decrees or decisions, orders or requirements applicable to the Company or any of its Subsidiaries relating to the physical or environmental condition or use of their respective properties, their respective businesses or pollution or protection of human health or the Environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., ss.9601, et seq., as amended ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901, et seq., as amended, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended, the Clean Water Act, 33 U.S.C. Section et seq., the Toxic Substance Control Act, 15 U.S.C. ss.2601 et seq., the Occupational Safety and Health Act, laws relating to Releases or threatened Releases of Hazardous Substances into the Environment or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, abatement, existence, holding, Release, transport or handling of Hazardous Substances, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; (ii) "HAZARDOUS SUBSTANCES" shall mean any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum or petroleum product, each as defined or listed in, or classified pursuant to, any Environmental Laws; and (iii) "RELEASE" shall have the meaning ascribed to such term in any Environmental Laws.

     3.19 OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

     3.20 EMPLOYEE BENEFIT PLANS.

          (a) Schedule 3.20 contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits and under which the Company or its Subsidiaries has any present of future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLAN".

          (b) Each Company Plan has been established and administered in accordance with its terms, in all material respects, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and neither the Company nor any of its Subsidiaries has incurred any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable law, rule and regulations; and each Company Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination or if such plan is a prototype plan, the prototype plan has received a favorable determination letter, in all material respects, to its qualifications, or is in a form in which the Internal Revenue Service consider the terms of such Company Plan to be qualified without the need to receive such a letter, and subsequent to that term nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

          (c) No Company Plan is (i) subject to Title IV or ERISA or (ii) a "multiemployer plan" (as such term is defined in section 3(37) of ERISA) and neither the Company nor any of its Subsidiaries has incurred any withdrawal liability or termination liability with respect to any such plan that remains unsatisfied. The Company has not engaged in, and is not a successor or parent corporation to any entity that has engaged in, a transaction described in
Section 4069 or 4212(c).

          (d) Except as disclosed on Schedule 3.20(d), with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company or any of its Subsidiaries, threatened or reasonably expected to arise.

          (e) Except as disclosed on Schedule 3.20(e), no Company Plan exists that could result in the payment to any present or former employee of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a direct result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

     3.21 INSURANCE. Each insurance policy pertaining to the assets or operations of the Company and each Subsidiary is in full force and effect and neither the Company nor any Subsidiary has any claims pending under any such policies nor has the Company or any Subsidiary been denied coverage with respect to any claim or potential claim filed under any such policies.

     3.22 BOOKS AND RECORDS. The books of account, stock records, minute books and other records of the Company and each of its Subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     3.23 BUSINESS PLAN; PROJECTIONS. Attached as Schedule 3.23(a) is the Company's Business Plan, dated March 19, 2001 (the "2001 BUSINESS PLAN"), which consists of the budget for the Company and its Subsidiaries for 2001 on a consolidated basis, and attached as Schedule 3.23(b) are the projections of the future performance of the Company and its Subsidiaries, on a consolidated basis, including annual income, net profits and cash flows for each year of the five-year period ending 2005 (the "PROJECTIONS"). The Projections have been prepared in good faith and are based on what the Company and its management believe to be a reasonable assessment of the future performance of the Company and its Subsidiaries. All material assumptions used in the preparation of the Projections are set forth in the notes thereto. Notwithstanding the foregoing, no representation is made that the projections will be attained.

     3.24 ACCOUNTS RECEIVABLE AND BAD DEBTS. All notes and accounts receivable of the Company and its Subsidiaries shown on the Statement Date Balance Sheet were generated for valid consideration in the ordinary course of business.

     3.25 LICENSES. All licenses used by the Company or any of its Subsidiaries and which is material to the conduct and operation of the Company business (the "LICENSES") are in full force and effect. The Company and its Subsidiaries have complied in all material respects with the terms of the Licenses and there are no pending, or to the knowledge of the Company, threatened, modifications, amendments or revocations of the Licenses which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. All fees due and payable from the Company or any of its Subsidiaries to governmental authorities pursuant to the Licenses have been paid. All reports required of the Company or any of its Subsidiaries to be filed in connection with the Licenses have been timely filed and are accurate and complete. The Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Except as specified in Schedule 3.25, no registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of this Agreement or any Related Agreement, or of the consummation of the transactions contemplated hereby or thereby, including but not limited to the issuance and sale of the Shares, (a) to avoid the loss of any License pursuant to the terms thereof or the violation or breach of any law applicable thereto, or (b) to enable the Company and its Subsidiaries to hold and enjoy the same after each Closing Date in the conduct of its business as conducted immediately prior to the First Closing Date. Except as set forth in Schedule 3.25, the Company and its Subsidiaries have received authorization from the FCC to provide international telecommunications service.

     3.26 NETWORK. The Company's and its Subsidiaries' switches are (i) fully installed, (ii) interconnected to the incumbent telephone company's local network and (iii) capable of carrying commercial traffic. The Company's and its Subsidiaries' collocation sites possess all of the necessary equipment to carry commercial traffic and are linked via leased or owned transmission cable to a switch owned by the Company or any Subsidiary.

     3.27 CUSTOMERS. No single customer of the Company accounted for more than 5% of the Company's consolidated net sales for 2000, and the Company does not anticipate any single customer accounting for more than 5% of the Company's consolidated net sales in 2001. Schedule 3.27 sets forth as of December 31, 2000, the total number of lines in service.

     3.28 NO BROKER. Except as set forth in Schedule 3.28, neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders' fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement.

     3.29 DISCLOSURE. No representation or warranty contained in this Agreement or any statement or information contained in any schedule, exhibit, certificate, written statement, document or instrument, or other information attached to, delivered or required to be delivered pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser hereby represents and warrants to the Company as follows:

     4.1 REQUISITE POWER; AUTHORIZATION; BINDING OBLIGATIONS. Purchaser has all requisite power and authority to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser's part necessary for the authorization, execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance of all obligations of

Purchaser hereunder and thereunder has been or will be taken prior to the First Closing. This Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of Purchaser enforceable against it in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 2.5 of the Purchasers Rights Agreement may be limited by applicable laws.

     4.2 INVESTMENT REPRESENTATIONS. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's following representations and warranties:

          (a) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser understands that it must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

          (b) ACQUISITION FOR OWN ACCOUNT. Purchaser is acquiring the Shares for its own account for investment only, and not with a view towards their distribution.

          (c) PURCHASER CAN PROTECT ITS INTEREST. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

          (d) ACCREDITED INVESTOR. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

          (e) COMPANY INFORMATION. Purchaser has received and read the Financial Statements and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of this investment.

          (f) RULE 144. Purchaser acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

     4.3 TRANSFER RESTRICTIONS. Purchaser acknowledges and agrees that the Shares and Conversion Shares are subject to restrictions on transfer as set forth in the Purchasers Rights Agreement.

5.   COVENANTS OF THE COMPANY.

     5.1  ORDINARY COURSE OF BUSINESS.

          (a) Except, as otherwise contemplated by the terms of this Agreement, during the period from the date of this Agreement to the Second Closing Date (the "PRE-CLOSING PERIOD"), the Company shall use commercially reasonable efforts to preserve intact its and its Subsidiaries' current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired.

          (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, each of the Company and its Subsidiaries shall not, without the prior consent of Purchaser, take any action which requires Purchaser's consent under Section 8.3 of the Existing Purchasers Rights Agreement or Section 3(b)(iii) of the Current Certificate.

     5.2 BASIC FINANCIAL INFORMATION. The Company will furnish the following reports to Purchaser:

          (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries, for such year, prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and followed promptly thereafter (to the extent not immediately available) by audited financial statements accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company's operating plan for such year.

          (b) As soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries, as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its Subsidiaries, for such period and for the current fiscal year to date, prepared in accordance with GAAP consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company's operating plan then in effect and approved by its Board of Directors, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP.

          (c) As soon as practical after the end of each month and in any event within 20 days thereafter, the Company will deliver to Purchaser a consolidated balance sheet of the Company and its Subsidiaries, if any, as at the end of such month and consolidated statements of income and cash flows of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, all subject to normal year-end audit adjustments, prepared in accordance with GAAP consistently applied and certified by the principal financial or accounting officer of the Company, together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company's operating plan then in effect and approved by its Board of Directors.

          (d) The Company will deliver to Purchaser an annual financial plan for the Company for the next fiscal year, no later than 45 days before the start of the Company's next fiscal year, in such manner and form as approved by the Board of Directors of the Company, which financial plan shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year. Any material changes in such business plan shall be delivered to each requesting Purchaser as promptly as practicable after such changes have been approved by the Board of Directors of the Company.

          (e)  In lieu of the financial information required pursuant to this
Section 5.2, the Company may deliver copies of its annual reports on Form 10-K and its quarterly reports on Form 10-Q, respectively.

     5.3 ACCESS. The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Purchaser, during normal business hours reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and shall furnish Purchaser with all financial, operating and other data and information as Purchaser, through its officers, employees or agents, may from time to time reasonably request.

     5.4 D&O INSURANCE. During the period that Purchaser owns at least 6,500,000 Shares or Conversion Shares (subject to adjustment for any stock split, reverse stock split and the like), the Company agrees to maintain Directors and Officers Insurance in the amount of $25,000,000, or the maximum lesser amount of coverage that can be obtained with an annual premium of $175,000.

     5.5 INDEPENDENT ACCOUNTANTS. In the event the services of the Company's current independent public accountants, or any firm of independent public accountants hereafter employed by the Company, are terminated, the Company will promptly thereafter notify Purchaser and will request the firm of independent public accountants whose services are terminated to deliver to Purchaser a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing. In its notice to Purchaser, the Company shall state whether the change of accountants was recommended or approved by the Board of Directors of the Company or any committee thereof.

     5.6 USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Shares for working capital and general corporate purposes.

     5.7 EFFORTS. Each party hereto agrees to use commercially reasonable efforts to take any and all actions required in order to consummate the transactions contemplated in this Agreement and the Related Agreements. Without limiting the foregoing, the Company shall make all necessary filings with or notifications to the state regulatory commissions listed on Schedule 5.7 hereto as soon as possible but in any event prior to the First Closing (unless the requirement to give such notice does not arise until the First Closing in which case the Company shall give such notice promptly after the First Closing).

     5.8 NOTIFICATION OF CERTAIN MATTERS. During the Pre-Closing Period, the Company shall give prompt notice to Purchaser of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in Section 3 to be untrue, or the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement.

     5.9 NEW CERTIFICATE. The Company shall take all necessary corporate action to amend and restate its Current Certificate as the New Certificate.

     5.10 EXISTING WARRANTS. The Company shall use its reasonable best efforts to obtain a valuation opinion (the "VALUATION OPINION"), at its expense and in form and substance reasonably satisfactory to Purchaser, as contemplated by the Warrant Agreement, dated as of June 23, 1998, between the Company and Norwest Bank Minnesota, National Association, as Warrant Agent, from an Independent Financial Expert (as defined therein) to determine the Current Market Value (as defined therein) per share of Common Stock for purposes of the anti-dilution adjustment provisions contained therein.

     5.11 ADDITIONAL INVESTMENTS. The Company shall not offer, and shall not sell, any shares of Series G Preferred Stock to any persons except upon the terms and conditions set forth below: (a) the Company shall not offer or sell any shares of Series G Preferred Stock to anyone other than the holders of Series B Preferred Stock and Series D Preferred Stock on the date hereof (collectively, the "EXISTING HOLDERS"); (b) the purchase price for each share of Series G Preferred Stock shall be $0.35 per share; (c) for each dollar an Existing Holder invests in shares of Series G Preferred Stock, Existing Holder will receive a conversion price adjustment to one dollar's worth (based on the original issue price) of the Existing Series B Preferred Stock or Series D Preferred Stock held by such Existing Holder, as the case may be, which shall be accomplished through the exchange of shares of Series B Preferred Stock or Series D Preferred Stock, as applicable, for an equivalent number of shares of Series H Preferred Stock or Series I Preferred Stock, respectively, which shall have the terms provided in the New Certificate attached hereto (for example, if a holder of Series B Preferred Stock invests $999,999.70 in shares of Series G Preferred Stock, such holder will receive 2,857,142 shares of Series G Preferred Stock and will be permitted to exchange 657,895 shares of Series B Preferred Stock (equivalent to $999,999.70 divided by $1.52) for 657,895 shares of Series H Preferred Stock); (d) the Existing Holders shall not be subject to a minimum or maximum required investment in

Series G Preferred Stock; provided that such Existing Holders shall only receive the repricing described in (c) above to the extent of each such Existing Holder's existing investment in shares of Series B Preferred Stock and/or Series D Preferred Stock; (e) KCEP I, L.P., KCEP Ventures II, L.P., Advantage Capital Missouri Partners I, L.P., Advantage Capital Missouri Partners II, L.P., Kansas Venture Capital, Inc., New Press & Gazette Company, White Pines Limited Partnership I and Pacific Capital, L.P. must commit to their additional investment by executing a Recapitalization Agreement (which shall be substantially in the form of the draft dated 3/20/01 with the changes agreed to in the side letter executed by the Company on the date hereof) by April 5, 2001 and each such Existing Holder must consummate the purchase of shares of Series G Preferred Stock representing 70% of such Existing Holder's aggregate additional investment no later than April 12, 2001, with the remainder of such investment to be consummated on the Second Closing Date, and (f) other holders of Series B Preferred Stock and Series D Preferred Stock may sign a Recapitalization Agreement (in substantially such form or in such other form as may be agreed between the Company and Purchaser) after such dates but in any event such holders must consummate their purchase of shares of Series G Preferred Stock no later than April 30, 2001.

6.   CONDITIONS TO CLOSING.

     6.1 CONDITIONS TO PURCHASER'S OBLIGATION TO PURCHASE THE INITIAL SHARES. Purchaser's obligation to purchase the Initial Shares at the First Closing is subject to the satisfaction of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all materials respects as of the First Closing Date with the same force and effect as if they had been made on and as of the First Closing Date, except (A) for changes contemplated by this Agreement, (B) for those representations and warranties which address matters only as of a particular date (which representation and warranties shall be true and correct in all material represents as of such particular date) and (C) all Material Adverse Effect qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded. The Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the First Closing Date.

          (b) LEGAL INVESTMENT. On the First Closing Date, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.

          (c) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as Purchaser determines may be properly obtained subsequent to such First Closing Date).

          (c) CORPORATE DOCUMENTS. The Company shall have delivered to Purchaser or their counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request.

          (e) COMPLIANCE CERTIFICATE; SECRETARY'S CERTIFICATE; GOOD STANDING CERTIFICATE. The Company shall have delivered to Purchaser a Compliance Certificate, executed by the President of the Company, dated the First Closing Date, to the effect that the conditions specified in Section 6.1(a) have been satisfied. The Company shall have delivered to the Purchaser a certificate executed by the Secretary of the Company, dated such First Closing Date, certifying as to the resolutions of the Board of Directors of the Company and the stockholders of the Company evidencing approval of the transactions contemplated by and from this Agreement and the Related Agreements and the authorization of the named officer or officers to execute and deliver this Agreement and the Related Agreements. The Company shall have delivered to the Purchaser certificates of the Secretary of State of the State of Delaware, dated a recent date, that the Company is in good standing.

          (f) LEGAL OPINION. The Purchaser shall have received from legal counsel to the Company an opinion addressed to them, dated as of such First Closing Date, in a form attached hereto as Exhibit D.

          (g) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the First Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (h) NO MATERIAL ADVERSE EFFECT. No event or change has occurred which has had, or could reasonably be expected to have, a Material Adverse Effect.

          (i) NEW CERTIFICATE. The New Certificate, in the form set forth in Exhibit A (or otherwise satisfactory to Purchaser), shall have been filed with and certified by the Secretary of State of the State of Delaware.

          (j) PURCHASERS RIGHTS AGREEMENT. The Purchasers Rights Agreement in the form attached hereto as Exhibit B (or otherwise satisfactory to Purchaser) shall have been executed and delivered by the requisite number of holders listed on Exhibit A to the Purchasers Rights Agreement for the execution and delivery thereof.

          (k) BOARD OF DIRECTORS. Effective as of the First Closing, (i) the Board of Directors shall no longer be classified, and (ii) the Board of Directors of the Company shall be constituted as set forth in the Purchasers Rights Agreement.

          (l) TRANSACTION FEE. At the First Closing, the Company shall have paid to Purchaser or one of its designees, a transaction fee of 2.0% of the aggregate purchase price of the Initial Shares incurred for the benefit of the Company in connection with the purchase of the Shares, in cash by wire transfer of immediately available funds to a bank account identified by Purchaser prior to the First Closing; PROVIDED that Purchaser may net such amount against the purchase price to be paid for the Initial Shares at the First Closing.

          (m) MONITORING AGREEMENT. Purchaser (or one of its designees) and the Company shall have entered into a Monitoring Agreement in the form attached hereto as Exhibit C.

          (n) CREDIT AMENDMENT. An amendment to the Company's Amended and Restated Credit Agreement, dated as of February 2, 2000, as amended, in form and substance satisfactory to Purchaser, shall have been duly executed by the lenders thereunder and the Company and shall be in full force and effect.

          (o) VALUATION OPINION. The Company shall have received the Valuation Opinion.

     6.2 CONDITIONS TO COMPANY'S OBLIGATIONS TO SELL THE INITIAL SHARES. The Company's obligation to issue and sell the Initial Shares at the First Closing is subject to the satisfaction, on or prior to the First Closing, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct in all material respects at the date of such First Closing Date with the same force and effect as if they had been made on and as of the First Closing Date, and the Purchaser shall have performed all obligations and conditions herein required to be performed or complied with by it on or prior to the First Closing Date.

          (b) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as Purchaser determines may be properly obtained subsequent to such First Closing Date).

          (c) PURCHASERS RIGHTS AGREEMENT. The Purchasers Rights Agreement shall have been executed and delivered by Purchaser.

     6.3 CONDITIONS TO PURCHASER'S OBLIGATION TO PURCHASE THE SUBSEQUENT SHARES. Purchaser's obligation to purchase the Subsequent Shares at the Second Closing is subject to the satisfaction of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all materials respects as of the Second Closing Date with the same force and effect as if they had been made on and as of the Second Closing Date, except (A) for changes contemplated by this Agreement, (B) for those representations and warranties which address matters only as of a particular date (which representation and warranties shall be true and correct in all material represents as of such particular date) and (C) all Material Adverse Effect qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded. The Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Second Closing Date.

          (b) LEGAL INVESTMENT. On the Second Closing Date, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.

          (c) COMPLIANCE CERTIFICATE. The Company shall have delivered to Purchaser a Compliance Certificate, executed by the President of the Company, dated the Second Closing Date, to the effect that the conditions specified in
Section 6.3(a) have been satisfied.

          (d)  FIRST CLOSING. The First Closing shall have been consummated.

          (e) NO MATERIAL ADVERSE EFFECT. No change or event has occurred which had had, or could reasonably be expected to have, a Material Adverse Effect.

          (f) OPERATING BUDGET. The Company shall be in compliance with its operating budget, as delivered to Purchaser on or prior to the date hereof.

          (g) TRANSACTION FEE. At the Second Closing, the Company shall have paid to Purchaser or one of its designees, a transaction fee of 2.0% of the aggregate purchase price of the Subsequent Shares incurred for the benefit of the Company in connection with the purchase of the Shares, in cash by wire transfer of immediately available funds to a bank account identified by Purchaser prior to the Second Closing; PROVIDED that Purchaser may net such amount against the purchase price to be paid for the Subsequent Shares at the Second Closing.

          (h) ADDITIONAL EQUITY INVESTMENTS. The Company shall not have received at least $30 million in additional equity investments, including but not limited to the transactions contemplated by Section 5.11 ("ADDITIONAL EQUITY"), upon terms and conditions at least as favorable to the Company as the terms and conditions contained in this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including but not limited to the terms of the Series G Preferred Stock, PROVIDED that if the Company has received less than $30 million of Additional Equity, then Purchaser's obligation to purchase the Subsequent Shares shall be reduced by an amount equal to the amount of such Additional Equity.

          (i) LEGAL OPINION. The Purchaser shall have received from legal counsel to the Company an opinion addressed to them, dated as of such Second Closing Date, substantially in the form attached hereto as Exhibit D.

     6.4 CONDITIONS TO COMPANY'S OBLIGATIONS TO SELL THE SUBSEQUENT SHARES. The Company's obligation to issue and sell the Subsequent Shares at the Second Closing is subject to the satisfaction, on or prior to the Second Closing, of no further conditions.

7.   MISCELLANEOUS.

     7.1 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. This Agreement shall be governed in all respects by the laws of the State of New York. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, as Purchaser may elect in its sole discretion, and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. The Company hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

     7.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     7.3 SUCCESSORS AND ASSIGNS; ASSIGNMENT. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time. This Agreement may not be assigned without the prior written consent of the other party, except that Purchaser may assign its rights and obligations hereunder to any affiliate.

     7.4 ENTIRE AGREEMENT; SUPERCEDES PRIOR AGREEMENT. This Agreement and the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     7.5 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     7.6 AMENDMENT AND WAIVER. This Agreement may be amended or modified upon the written consent of the Company and Purchaser. The rights of the Company or the Purchaser hereunder may only be waived with the written consent of the party granting the waiver of such right.

     7.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the Purchaser's part of any breach, default or noncompliance under this Agreement or the Related Agreements or any waiver on such party's part of any provisions or conditions of the Agreement or the Related Agreements, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or the Related Agreements, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

     7.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below:

                  If to the Company:

                                          Birch Telecom, Inc.
                                          2020 Baltimore Avenue
                                          Kansas City, MO  64108
                                          Telephone:  (816) 300-3000
                                          Fax: (816) 300-3291
                                          Attn: General Counsel

                  with copies to:

                                          Latham & Watkins
                                          885 Third Avenue
                                          New York, N.Y.  10022
                                          Telephone:  (212) 906-1788
                                          Fax: (212) 751-4864
                                          Attn:  Raymond Y. Lin, Esq.

                  If to Purchaser:

                                          c/o Kohlberg Kravis Roberts & Co. L.P.
                                          9 W. 57th Street
                                          New York, NY 10019
                                          Telephone:  (212) 750-8300
                                          Fax:  (212) 750-0333
                                          Attn:  Alexander Navab, Jr.

                  with copies to:

                                          Simpson Thacher & Bartlett
                                          425 Lexington Avenue
                                          New York, N.Y. 10017
                                          Telephone:  (212) 455-2000
                                          Fax: (212) 455-2502
                                          Attn:  Marni J. Lerner, Esq.

     7.9 EXPENSES; INDEMNIFICATION. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements (including amendments thereto and consent in connection therewith). The Company shall at each Closing reimburse the reasonable fees of and expenses of Purchaser incurred in connection with the transactions contemplated by this Agreement and the Related Agreements, including the payment of the fees and expenses of Kohlberg Kravis Roberts & Co. L.P. in the amount previously disclosed to the Company and Purchaser's financial, legal and accounting advisors. The Company hereby further agrees to indemnify, exonerate and hold Purchaser and its members and its shareholders, officers, directors, employees, affiliates and agents (each an "INDEMNITEE") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred in any capacity by any of such indemnitees as a result of or relating to any breach of any representation, warranty, covenant or agreement of the Company in this Agreement or any Related Agreement.

     7.10 INTERPRETATION. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to the Agreement as a whole, including exhibits, schedules and the other documents delivered in connection with this Agreement, and not only to a particular provision of this Agreement. The words "include" and "including" and words of similar import when used in this Agreement shall be deemed to be followed by the words "without limitation".

     7.11 KNOWLEDGE. References to "knowledge" of the Company or a Subsidiary in this Agreement shall refer to the knowledge of each of the officers of the Company or the Subsidiary, respectively, after due inquiry into the matters at issue with the employees of the Company or Subsidiary, respectively, responsible for such matters.

     7.12 TERMINATION. This Agreement may be terminated by (i) mutual agreement of the parties hereto or (ii) by Purchaser or the Company in the event the First Closing has not occurred within 60 days of the date hereof; PROVIDED that this termination right may not be exercised by a party whose nonperformance has delayed any Closing.

     7.13 COUNTERPARTS; EXECUTION BY FACSIMILE SIGNATURE. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signatures.

                     [Rest of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this SERIES G PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.


                                          BIRCH TELECOM, INC.


                                          By: /s/ David E. Scott
                                             -----------------------------------
                                             Name:  David E. Scott
                                             Title: President



                                          BTI VENTURES L.L.C.




                                          By: /s/ Alexander Navab, Jr.
                                             -----------------------------------
                                             Name:  Alexander Navab, Jr.
                                             Title: Member